SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. * )1


                                   THQ, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    872443403
------------------------------------------------------------------------------
                                 (CUSIP Number)


                               February 17,* 1998
-----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

 * This filing amends Amendment No. 4 to Schedule 13D as originally filed on November 10, 1995.

 Check the  appropriate box to designate the rule pursuant to which this
 Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

----------------
1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP No.  872443403                     13G            Page 2 of 8 Pages
--------------------------                            -----------------------

------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WisdomTree Capital Management, Inc.
          I.D. #13-3729429
------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)     |_|
                                                                  (b)     |X|
------------------------------------------------------------------------------

3         SEC USE ONLY
------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                     0 shares of Common Stock
         NUMBER OF          --------------------------------------------------
          SHARES
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY
           EACH                      348,500 shares of Common Stock
         REPORTING          --------------------------------------------------
          PERSON            7        SOLE DISPOSITIVE POWER
           WITH
                                     0 shares of Common Stock
------------------------------------------------------------------------------

8         SHARED DISPOSITIVE POWER

          348,500 shares of Common Stock
------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         348,500 shares of Common Stock
------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |-|
------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%
------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
-----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 Pages

CUSIP No.  872443403                13G            Page 3 of 8 Pages
-----------------------                           -----------------------


----------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WisdomTree Associates, L.P.
          I.D. #13-3729430
-----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)     |_|
                                                                  (b)     |X|
-----------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-----------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                     0 shares of Common Stock
                            -------------------------------------------------
         NUMBER OF          6        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  298,500 shares of Common Stock
         OWNED BY           -------------------------------------------------
           EACH             7        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                     0 shares of Common Stock
           WITH             -------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                     298,500 shares of Common Stock
-----------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          298,500 shares of Common Stock
-----------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |-|
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.5%
-----------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
-----------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 8 Pages

CUSIP No.  872443403                    13G            Page 4 of 8 Pages
-----------------------                                --------------------


------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------
          WisdomTree Offshore LTD.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     |_|
                                                                   (b)     |X|
------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                     0 shares of Common Stock
                            --------------------------------------------------
         NUMBER OF          6        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  50,000 shares of Common Stock
         OWNED BY           --------------------------------------------------
           EACH             7        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                     0 shares of Common Stock
           WITH             --------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    50,000 shares of Common Stock
------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          50,000 shares of Common Stock
------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |-|
------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.8%
------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 8 Pages

CUSIP No.  872443403                      13G            Page 5 of 8 Pages
-------------------------                                -------------------


Item 1(a).        Name of Issuer:

                  THQ, Inc.

Item 1(b.)        Address of Issuer's Principal Executive Offices:

                  5016 North Parkway Calabasas, Calabasas, California 91302

Item 2(a).        Name of Persons Filing:

                  WisdomTree Capital Management, Inc. ("WTInc")

                  WisdomTree Associates, L.P. ("WTAssociates")

                  WisdomTree Offshore, LTD. ("WTOffshore")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  WTInc: WisdomTree Capital Management, Inc., 1633 Broadway, New York, New York 10019

                  WT Associates: WisdomTree Associates, L.P., 1633 Broadway,
                  New York, New York   10019

                  WT Offshore: WisdomTree Offshore, LTD., Zephyr House, 5th Floor, P.O. Box 1561, Mary Street
                  Grand Cayman, Cayman Islands, British West Indies

Item 2(c).        Citizenship:

                  U.S.A.

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  872443403

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                                Page 5 of 8 Pages

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CUSIP No.  872443403                     13G            Page 6 of 8 Pages
------------------------                                ---------------------

(a) |_|   Broker or dealer registered under Section 15 of the Exchange Act;
(b) |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) |_|   Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) |_| Investment company registered under Section 8 of the Investment Company Act;
(e) |_|   An investment adviser in accordance with Rule 13d-1(b)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) |_|   A  parent  holding  company  or  control  person  in
          accordance  with  Rule   13d-1(b)(ii)(G)  (h)  |_|  A  savings
          ssociation as defined in Section 3(b) of the Federal Deposit Insurance Act; (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J);
          If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

Item 4.   Ownership

     (a) As of the close of business on February 6, 1998, WTAssociates was the record owner and had direct beneficial ownership of 298,500 shares, or approximately 4.5% of the outstanding Common Stock.

         As of the close of business on February 6, 1998, WTOffshore was the record owner and had direct beneficial ownership of 50,000 shares, or approximately 0.8% of the outstanding Common Stock.

         As the  General  Partner of  WTAssociates  and the  Investment
         Manager of WTOffshore, WTInc may be deemed to have direct beneficial ownership of the 348,500 shares, or approximately 5.2% of the
         outstanding  Common  Stock  owned  of  record  by   WTAssociates   and
         WTOffshore.

    (b)  See Item 4(a), above.

    (c) The power to vote or direct the vote and the power to dispose or direct the disposition of the 298,500 shares of Common Stock as to which WTAssociates is the record owner may be deemed to be shared between WTInc and WTAssociates, although WTInc, as General Partner of WTAssociates, is generally vested with sole control of such matters.

         The power to vote or direct the vote and the power to dispose or direct the disposition of the 50,000 shares of Common Stock as to which WTOffshore is the record owner is shared between WTInc and WTOffshore, although WTInc, as Investment Manager of WTOffshore, is generally vested with sole control of such matters.



                                Page 6 of 8 Pages

CUSIP No.  872443403                      13G            Page 7 of 8 Pages
-----------------------                                  --------------------



Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


Item 8.    Identification and Classification of Members of the Group.


Item 9.    Notice of Dissolution of Group.


Item 10.   Certifications.


                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."




                                Page 7 of 8 Pages

CUSIP No.  872443403                      13G            Page 8 of 8 Pages
-----------------------                                  -------------------




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 20, 1998             WisdomTree Associates, L.P.

                                      By:  WisdomTree Capital Management, Inc.,
                                           General Partner

                                             /s/ Scot Rosenblum
                                      By:_____________________________________
                                       Name:  Scot Rosenblum
                                       Title: Vice President


Dated:  February 20, 1998            WisdomTree Capital Management, Inc.

                                          /s/ Scot Rosenblum
                                     By:_______________________________________
                                        Name: Scot Rosenblum
                                        Title: Director


Dated:  February 20, 1998            WisdomTree Offshore, Ltd.

                                        /s/  Scot Rosenblum
                                     By:_______________________________________
                                        Name: Scot Rosenblum
                                        Title:Director

                                Page 8 of 8 Pages